N-SAR Item 77Q(3) Exhibit
Because the electronic format of
filing Form N-SAR does not provide
adequate space for responding to Items
72DD, 73A, 74U and 74V correctly, the correct answers are as follows:


Evergreen Asset Allocation Fund

		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       		Distributions	Distributions	Outstanding	NAV

Class A		71,644,708	0.27		270,722,099	11.37
Class B		22,606,287	0.18		125,508,397	11.27
Class C		57,811,028	0.19		316,160,283      11.04
Class I		16,320,531 	0.30		56,019,895	11.42
Class R		349,647	0.25		1,441,796	11.29